Filed Pursuant to Rule 424(b)(3)
Registration No. 333-224846

Prospectus Supplement No. 12
(To Prospectus dated May 21, 2018)

VICI Properties Inc.

Supplement No. 12 to Prospectus dated May 21, 2018

This prospectus supplement (this “Supplement No. 12”) supplements the prospectus dated May 21, 2018 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (Registration No. 333-224846). This Supplement No. 12 is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 18, 2018 (the “Current Report”). The Current Report is attached to this Supplement No. 12.

The attached information modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement No. 12. This Supplement No. 12 should be read in conjunction with the Prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 19 of the Prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 12 is December 19, 2018.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 __________________________________________________
FORM 8-K
__________________________________________________

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 18, 2018
__________________________________________________
VICI Properties Inc.
(Exact Name of Registrant as Specified in its Charter)
__________________________________________________

Maryland	001-38372	81-4177147
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
430 Park Avenue, 8th Floor
New York, New York 10022
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 949-4631
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
__________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.08.	Shareholder Director Nominations.

The information below under Item 8.01 of this Form 8-K is incorporated by reference into this Item 5.08, to the extent applicable.

Item 8.01.	Other Events.

The Board of Directors of VICI Properties Inc., a Maryland corporation (the “Company”), has scheduled the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”) for April 30, 2019. The exact time and location of the 2019 Annual Meeting will be specified in the Company’s notice and proxy statement for the 2019 Annual Meeting. Because the expected date of the 2019 Annual Meeting is being advanced by more than 30 days from the anniversary date of the Company’s 2018 annual meeting of stockholders, in accordance with Rule 14a-5(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is giving notice to stockholders of this change and is updating the applicable deadlines for the submission of stockholder proposals for the 2019 Annual Meeting. Stockholder proposals intended to be presented at the 2019 Annual Meeting must be received in writing by the Company’s Secretary no later than 5:00 p.m. Eastern Time on January 30, 2019 (which the Company has determined to be a reasonable time before it expects to begin to print and send its proxy materials) in order to be considered for inclusion in the proxy statement relating to the 2019 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must also comply with the applicable form and substance requirements of Rule 14a-8 of the Exchange Act if such proposals are to be included in the proxy statement and form of proxy.
In addition, for any nomination or other business to be properly presented by a stockholder at the 2019 Annual Meeting, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, the stockholder must give timely notice thereof in writing to the Secretary of the Company and any such other business must otherwise be a proper matter for action by the stockholders. To be timely under our current bylaws, the notice must be delivered in writing to the Secretary, along with the appropriate supporting documentation, as applicable, at the Company’s principal executive office not earlier than December 31, 2018 and no later than 5:00 p.m., Eastern Time, on January 30, 2019. Under the bylaws, stockholders must follow certain procedures to nominate a person for election as a director at an annual meeting of stockholders, or to introduce an item of business at such meeting.
All notices of intention to present director nominations or other business proposals at the 2019 Annual Meeting, whether or not intended to be included in the Company’s proxy materials, should be addressed to: Secretary, VICI Properties Inc., 430 Park Avenue, 8th Floor, New York, New York 10022.
Cautionary Note Regarding Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Important factors that may affect the Company’s business, results of operations and financial position are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICI PROPERTIES INC.
Date: December 18, 2018	By:	/s/ SAMANTHA S. GALLAGHER
Samantha S. Gallagher
Executive Vice President, General Counsel and Secretary